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                                                                   Exhibit 99.2
RESPIRONICS COMPLETES ACQUISITION OF NOVAMETRIX MEDICAL SYSTEMS

PITTSBURGH, Apr 15, 2002 /PRNewswire-FirstCall via COMTEX/ -- Respironics, Inc. (Nasdaq: RESP), announced today that it has completed its previously announced acquisition of Novametrix Medical Systems (previously Nasdaq/NMS Symbol: NMTX), a leading cardiorespiratory monitoring company. As a result of the acquisition, Novametrix has become a wholly owned subsidiary of Respironics. Combined revenues of the two companies totaled approximately $502 million.

The tax-free, stock-for-stock transaction was valued at approximately $85 million. Under the terms of the merger, Novametrix stockholders received 0.2541 shares of Respironics common stock for each share of Novametrix common stock. The exchange ratio was determined based on the weighted-average selling price of $31.48 for Respironics common stock for the 20-day trading period from March 11 through April 8, 2002. Novametrix stockholders received Respironics stock in an amount equal to $8.00 per Novametrix share based upon the weighted average selling price. After accounting for the proceeds of warrant and option exercises, additional Respironics shares issued in connection with the transaction will total approximately 2,530,000. As of the close of trading on April 12, 2002, Novametrix' common stock ceased to be traded on the Nasdaq National Market and shareholders of Novametrix have become shareholders of Respironics.

James W. Liken, President and CEO of Respironics said, "We are very excited about the acquisition of Novametrix Medical Systems, which enhances the breadth of our products and services, strengthens our infrastructure and positions us to better serve our customers in the hospital marketplace. Novametrix has a long history of innovation in cardiorespiratory monitoring technologies, which blend well with our hospital therapeutic product offerings. In addition, the developmental care products and services offered through Novametrix' Children's Medical Ventures unit will augment our Homecare Division's infant management business."

Parker/Hunter Incorporated acted as financial advisor and Reed Smith LLP acted as legal counsel to Respironics in connection with the acquisition of Novametrix.

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently. The company's focus is on homecare, hospital and international markets, providing programs that manage sleep disordered breathing, chronic obstructive pulmonary disease, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the company employs more than 2,200 individuals worldwide and has manufacturing facilities in several domestic and international locations.

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the company's products and Power Programs(TM), integration of the recent merger, new product development, anticipated cost savings and regulatory requirements, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company's financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

SOURCE Respironics, Inc.